Exhibit 10.8

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

November 22, 2010

Mr. Neal Murphy

1004 Rock Creek Road

West Chester, Pennsylvania 19380

Dear Neal:

I am pleased to outline in this letter the offer of employment on behalf of Northern Tier Energy LLC (the “Company” or “NTE”) contingent upon NTE completing the acquisition of the St. Paul Park, MN Refinery and related assets. We are looking forward to your involvement with us as we move forward with closing this transaction.

Following are the general terms of our offer:

Reports To:	Mario E. Rodriguez, Chief Executive Officer

Position:	Vice President & Chief Financial Officer

Base Salary:	$350,000 annually

Incentive:	Participation in the Company’s Incentive Compensation plan. Your annual bonus target will be 70% of base salary. Annual bonuses will be distributed based on management discretion and is dependent on the company’s financial performance. Actual bonus payouts may range from zero to two times your target.

Management Equity:	As a Company Executive, you will be eligible to participate in the Company’s Management Equity program. This equity program is designed to include a grant of 2,000,000 options linked to return hurdles. The options will be made up of 650,000 Tier I options, 675,000 Tier II Options, and 675,000 Tier III options. The options vest ratably over five years (20% per year). Specific details of the Management Equity program have been provided under separate cover.

Optional Investment	We are offering the opportunity for you to invest your own money up to $525,000 (1.5x base salary) to receive additional equity in the Company. Should you decide to make this optional investment, the money needs to be received within 30 days of your start date.

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

Relocation Assistance	This position will be based at our corporate offices currently located in Ridgefield, Connecticut. We will cover relocation expenses up to $100,000 to facilitate your move, including any temporary living arrangements, to Connecticut. Relocation assistance should not extend beyond the first 24 months of your employment.

Benefits:

The Company currently plans to institute, and you would be eligible for, employee benefit programs provided by the Company to other Management employees. Summary information regarding these benefits will be provided. NTE plans to put in place a benefits package that will include medical, dental, vision, life and supplemental life insurance, short-term and long-term disability benefits, a retirement savings plan (401(k) program), and retiree healthcare.

You will be eligible to enroll in benefits as soon as they may be instituted by NTE. We are currently targeting benefit plans to be in place beginning February 2011.

Vacation:	Four weeks per year with further increases pursuant to the vacation policy to be established by the Company.

Start Date:	December 1, 2010 or sooner as agreed upon.

Severance / Termination:

If you are terminated due to a Change in Control, you shall receive:

a. severance in an amount equal to two times your annual base salary as of the Date of Termination, and

b. any and all outstanding equity awards to become immediately exercisable in full and cause accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable. This Offer shall not affect other benefits you may be entitled to under any grant pursuant to the Management Equity program or any successor plan.

If your employment is terminated for any other reason, besides Cause (as defined below), or if you resign for Good Reason, you shall be entitled to receive:

c. severance in an amount equal to one times your annual base salary as of the Date of Termination.

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

These severance benefits outlined above shall be in lieu of the severance benefits to which you would be entitled under any severance plan or arrangement in effect as of the Date of Termination, unless such severance plan or arrangement is more favorable to you, in which case, such plan or arrangement shall apply to you.

Definitions

•        For purposes of this Offer, Change in Control shall mean: (A) a material diminution in Executive’s position, duties or responsibilities with the Company, a diminution in Executive’s title or offices with the Company or any removal of Executive from, or any failure to reelect Executive to, any of such positions; (B) a reduction by the Company in Executive’s base salary or target incentive opportunity; (C) a material reduction in the aggregate, of the benefits provided under employee benefit plans; (D) without your express consent, the relocation of your principal place of business to a location that is more than 40 miles from Ridgefield, Connecticut; (E) any breach by the Company of any material provision of this letter.

•        For purposes of this Offer, Cause shall mean: (A) the willful and continuous failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (B) gross misconduct or gross negligence by you; or (C) your conviction of, or entering a plea of, guilty or nolo contendere to the commission of a felony.

You agree that you will not publicize this letter directly, either in specific or as to general content, to either the public generally, to any employee or consultant of the Company or its subsidiaries, to Marathon Petroleum Company, or to any other person or entity, except to the extent you might be lawfully compelled to give testimony by a court of competent jurisdiction. Your agreement to keep confidential the terms of this letter extends to all persons other than your immediate family and those attorneys, accountants and other advisors who have a legitimate need to know the terms in order to render professional advice or services to you; otherwise, you agree not to identify or reveal any other terms of this letter except as otherwise provided above; provided however, you acknowledge that the Company may be required to make the terms of this letter public due to SEC or other legal requirements, and such disclosure shall not relieve you of any obligations undertaken by you in this paragraph.

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

Please sign one copy of this offer letter and return it to me by November 24, 2010. You are an important addition to the Senior Management Team and I look forward to working with you on the many opportunities that face our Company and our employees. If you have any questions, please give me a call at 212-993-7058.

Regards,

Mario Rodriguez

Chief Executive Officer

Accepted by:

Neal Murphy	Date

cc:	Jim Williams, TPG

Andre Bhatia, Acon